EXHIBIT 99.1

Meridian Provides Operations and Capital Budget Update

HOUSTON, Nov. 5, 2008 (GLOBE NEWSWIRE) -- The Meridian Resource Corporation (NYSE:TMR) today provided a status update on its current operations and budget plans. The Company's 2008 capital expenditures have been focused on exploitation in two primary areas, south Louisiana legacy fields (Weeks Island and Turtle Bayou) and its East Texas Austin Chalk play. The revitalization of the legacy assets across south Louisiana and the development of our large acreage position in the heart of our East Texas Austin Chalk program, plays a key role in the Company's current and future operations. As an expansion of that idea, the Company has acquired approximately 30,000 acres in Karnes and Lavaca counties, Texas, in the midst of, and on strike with, a recently discovered, very large potential, Eagleford shale play.

In the face of the new commodity pricing, these two exploitation plays, provide the company with a solid future drilling inventory of lower risk wells to replace reserves and production. This development program can be executed, as well as the development of the Company's exploration inventory and Archtop project, within projected 2009 cash flows of approximately $70 million (depending on pricing).

South Louisiana Exploitation

Meridian holds a deep inventory in its Weeks Island field in Louisiana where it has focused a large part of its 2008 activities and capital budget, both of which have resulted in reduced finding cost and replacement of reserves (after production and revisions). The Company continues to exploit this area with continued permitting and drilling operations scheduled throughout the remainder of 2008 and 2009. Four different wells were recently finished and one project is about to begin. Current inventory for the field suggests numerous additional projects are possible, targeting significant remaining oil and gas reserves in the field.

The Myles Salt No. 31 well was successfully sidetracked in the up-dip "O" sands. The well was logged and tested, resulting in gross daily production rates of approximately 250 barrels of oil per day and 300 Mcf of gas (1.3 Mmcfe/d, net). The Myles Salt No. 46 well was also recently recompleted and tested, with objectives in the "P" sands. This well tested at a rate of approximately 270 barrels of oil per day and 380 Mcf of gas (1.2 Mmcfe/d, net). Meridian owns approximately 92% working interest and 72% working interest in these two wells, respectively.

The Weeks Bay No. 15 well was drilled to a depth of approximately 8,900 feet to test a lower Miocene sand. The well was logged indicating approximately 43 feet of apparent pay and is scheduled to be tested within the next few days. Meridian owns approximately 92% working interest in this well.

The Myles Salt No. 4 well was sidetracked to approximately 9,400 feet to test sands in the Miocene formation. Upon reaching the first set of objectives, the well was logged. It was determined that the targeted sands were considered to be tight and uneconomic. The well was temporarily suspended for consideration of later re-entry and deepening for the original target sands.

The Company has moved on a rig, and is preparing to re-enter and sidetrack the Goodrich-Cocke No. 3 well (Boone Prospect). The well will be targeting sands in the Miocene formation at a depth of approximately 7,500 feet. Meridian owns approximately 63% working interest in this well.

In offshore Louisiana, the Company is participating in the drilling of the Main Pass 301 A-6 well. This outside operated well targeted sands in the Miocene formation at a depth of approximately 12,500 feet and was drilled in 225 feet of water. Recently the well reached total depth and was logged, resulting in approximately 27 feet of apparent pay sands. The well is scheduled to be tested in the coming week. Meridian has a 15% working interest in the well.

Additionally, in offshore Texas, Meridian recently participated in the recompletion of the Galveston Block 343 A-4 well. This outside operated well targeted sands in the Pliocene formation at a depth of approximately 7,600 feet and was drilled in 75 feet of water. The well logged pay in its targeted sands and was tested, resulting in approximately 3.0 Mmcfe per day. Meridian has a 12% working interest in the well.

Austin Chalk Program

In the East Texas area, the Company continues to exploit and develop its 90,000+ acres in the Austin Chalk program where it has two rigs operating and is participating in one outside operated well. Currently, the Company's plan is to fully develop this very prolific producing area and step out westward over the entire 90,000 acres. Historical data of wells in the region suggest that the statistical average reserves per well range between 3 and 14 Bcfe including large components of oil in many of the wells adding to the economics of each. Recent wells indicate that the majority of the Company's acreage position contains the thicker chalk sections and higher liquids as a component of production similar to those recently tested and two wells currently being drilled.

The two wells are in concurrent stages of drilling their respective horizontal laterals. The Sutton A-574 No. 1 well has completed drilling on its first horizontal lateral and is in the early stages of drilling the second lateral. The first lateral extended approximately 4,400 feet of length. The Company has approximately 63% working interest in this dual horizontal lateral well.

The second well in this area, the BSM 507 No. 2 well has completed drilling on its first horizontal lateral at a measured depth of approximately 17,300 feet, or approximately 4,300 feet in length. A perforated liner was installed in the first lateral and work has begun on drilling the curve for the second lateral. Meridian owns approximately 55% working interest in this well.

Production Impact from Hurricanes

The Company's operations were interrupted by the two back-to-back hurricanes, Gustav and Ike, neither of which caused material damage to Meridian's producing or drilling facilities, but which impeded and delayed the timing of production from several of its south Louisiana fields. Through October 2008, Meridian estimates the amount of delayed production due to the storms to be between 775 and 825 Mmcfe.

Current average production levels ranges between 38 and 40 Mmcfe per day. As previously announced, production is yet to be restored in the Bayou Gentilly field (approximately 1.5 Mmcfe/d pre-storm net) and several outside operated offshore fields (approximately 1.0 Mmcfe/d pre-storm net). The minor damage to the wells that remain shut-in has been repaired, however the Company is still waiting on repairs to be completed by third party pipelines and processing facilities. Repairs are anticipated to be finished, and production restored, during the fourth quarter of 2008.

The Meridian Resource Corporation is an independent oil and natural gas company engaged in the exploration, exploitation, acquisition and development of oil and natural gas in Louisiana, Texas, and the Gulf of Mexico. Meridian has access to an extensive inventory of seismic data and, among independent producers, is a leader in using 3-D seismic and other technologies to analyze prospects, define risk, target and complete high-potential wells for exploration and development. Meridian is headquartered in Houston, Texas, and has a field office in Weeks Island, Louisiana. Meridian stock is traded on the New York Stock Exchange under the symbol "TMR".

Safe Harbor Statement and Disclaimer

Statements identified by the words "expects," "projects," "plans," and certain of the other foregoing statements may be deemed "forward-looking statements." Although Meridian believes that the expectations reflected in such forward-looking statements are reasonable, these statements involve risks and uncertainties that may cause actual future activities and results to be materially different from those suggested or described in this press release. These include risks inherent in the drilling of oil and natural gas wells, including risks of fire, explosion, blowout, pipe failure, casing collapse, unusual or unexpected formation pressures, environmental hazards, and other operating and production risks inherent in oil and natural gas drilling and production activities, which may temporarily or permanently reduce production or cause initial production or test results to not be indicative of future well performance or delay the timing of sales or completion of drilling operations; risks with respect to oil and natural gas prices, a material decline in which could cause the Company to delay or suspend planned drilling operations or reduce production levels; and risks relating to the availability of capital to fund drilling operations that can be adversely affected by adverse drilling results, production declines and declines in oil and gas prices. These and other risks are described in the Company's documents and reports, available from the U.S. Securities and Exchange Commission, including the report filed on Form 10-K for the year ended December 31, 2007.

Click here to join our e-mail alert list http://www.b2i.us/irpass.asp?BzID=1440&to=ea&s=0

CONTACT:  The Meridian Resource Corporation
          Lance L. Weaver
          (281) 597-7125
          lweaver@tmrx.com
          www.tmrc.com